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December 18, 2000


Dear Joe,

I believe that your on going value to NPI is very high. With that in mind I am pleased to offer the following as additional compensation and financial guarantee that will allow you to remain at NPI as you play a significant role in our success.

1.) Guarantee of a minimum gross payment to you of $500,000 during fiscal year 2001 if the company is sold or merged with another company where NPI is not the surviving entity. (This amount is a combination of your vested stock value and cash.)

2.) An additional stock grant, minimum of 50,000 shares with the exact amount to be determined by the Board.

3.) An Executive MBO payable at the end of fiscal 2001 that will equal 50% of your base salary if the Company achieves the operation plan approve by the board. Up to an additional 50% bonus (scalable) if the company exceeds the revenue plan up to 125% and is at a breakeven run rate at the end of FY2001.

This offer is good until 5:00pm Tuesday Dec 19,2000


Sincerely,


/s/ James Regel
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James Regel



Accepted   /s/ Joseph R. Botta
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           Joseph R. Botta